Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

by and between

[***] LLC, as SELLER

And

BELPOINTE PREP ACQUISITIONS, LLC, as BUYER

Dated as of July 13, 2021

Exhibit A	-	Real Property – Legal Descriptions

Exhibit B	-	Form of Deed

Exhibit C	-	Form of Bill of Sale

Exhibit D	-	Form of Assignment and Assumption of Permits, Licenses and Warranties

Exhibit E	-	FIRPTA Affidavit

Exhibit F	-	Form of Owner’s Affidavit

Exhibit G	-	Site Plan

Schedule 2(o)	-	Contracts

Schedule 5(e)	-	Transaction Costs

Schedule 8(d)	-	Litigation

Schedule 8(e)	-	Violations

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AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this

“Agreement”) is made as of this 13th day of July, 2021 (the “Effective Date”, being the latest date of execution and delivery by the Seller and Buyer), by and between [***] LLC, a Delaware limited liability company (“Seller”), and Belpointe PREP Acquisitions, LLC, a Connecticut limited liability company (“Buyer”).

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Key Terms.

“Purchase Price”	the sum of Twenty One Million Four Hundred Thousand and NO/100 DOLLARS ($21,400,000.00), payable in cash at Closing

“Examination Period”	the period beginning on the Effective Date and extending until 6:00 p.m. (New York, New York time) on the thirtieth (30th) day after the Effective Date, as may be extended pursuant to Section 6(c).

“Closing Date”	the actual date of Closing, which shall occur on the date that is sixty (60) days after the expiration of the Examination Period or such earlier date as may be agreed upon by Buyer and Seller in writing.

“Earnest Money”	the Initial Earnest Money and, to the extent deposited, the Closing Extension Amount (together with all interest accrued thereon).

“Initial Earnest Money”	One Million One Hundred Thousand and NO/100 DOLLARS ($1,100,000.00) (together with all interest accrued thereon).

“Closing Extension Amount”	Three Hundred Thousand and NO/100 DOLLARS ($300,000.00) (together with all interest accrued thereon).

Section 2. Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)	“Affiliate” or “Affiliates” shall mean any Person, from time to time, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.

(b)	“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 9(d) hereof.

(c)	“Asset File” shall mean the materials with respect to the Properties previously delivered to Buyer or its representatives by or on behalf of Seller or made available to Buyer at the Property, at the offices of Seller or Seller’s Broker or on an online data website.

(d)	“Business Day” or “business day” means any day other than Saturday, Sunday or any federal legal holiday.

(e)	“Buyer’s Knowledge” shall mean the actual knowledge of Brandon Lacoff and/or [***], which shall also be deemed to include, (i) any matter disclosed in any exhibit or schedule to this Agreement, (ii) any matters disclosed in the Asset File or any other document or written materials provided by Seller to Buyer prior to the Closing, (iii) any other matter disclosed in due diligence reports or inspections obtained by Buyer, (iv) any matter discussed in an estoppel certificate delivered to Buyer and (v) any matter disclosed in writing by Seller to Buyer.

(f)	“Buyer’s Notice Address” shall be as follows, except as the same may be changed pursuant to the Notice section herein:

Belpointe PREP Acquisitions, LLC

255 Glenville Road

Greenwich, CT 06831

Attn.: Brandon Lacoff and

Lori Wortz Tel.: 203-622-6000

Email: BLacoff@belpointe.com

lwortz@belpointe.com

With a copy to:

N. Courtney Hollins

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

1600 West End Avenue, Suite 2000

Nashville, Tennessee 37203

Tel.: (615) 726-5543

Email: chollins@bakerdonelson.com

And to:

[***]

[***]

[***]

[***]

[***]

[***]

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(g)	“Claims” has the meaning ascribed to such term in Section 18 hereof.

(h)	“Claim Cap” has the meaning ascribed to such term in Section 15(c) hereof.

(i)	“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(j)	“Closing Date” shall have the meaning ascribed to such term in Section 1 hereof.

(k)	“Closing Extension Amount” shall have the meaning ascribed to such term in Section 1 hereof.

(l)	“Contracts” shall mean those certain contracts or agreements affecting the Property as listed on Schedule 2(o) attached hereto.

(m)	“Deed” has the meaning ascribed to such term in Section 14(a) hereof.

(n)	“Earnest Money” shall have the meaning ascribed to such term in Section 1 hereof.

(o)	“Escrow Agent” shall mean shall mean Stewart Title Guaranty Company, at its offices at One Washington Mall, 14th Floor, Boston MA 02108, Attention Jeffrey W. O’Connell (Telephone: 617-933-2423; Email: joconnel@stewart.com), with a copy to Lexington National Land Services, 420 Lexington Avenue, Suite 1820, New York, NY 10170, Attention: Allison Luskoff, Esq. (Telephone: 646-783- 6015; Email: aluskoff@lexnls.com) and Eric Seal (Telephone: 646-237-0821; E- mail: eseal@lexnls.com).

(p)	“Examination Period” shall have the meaning ascribed to such term in Section 1 hereof.

(q)	“Excluded Assets” has the meaning ascribed to such term in Section 3(b) hereof.

(r)	“Executive Order” has the meaning ascribed to such term in Section 9(d) hereof.

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(s)	“FIRPTA” has the meaning ascribed to such term in Section 6(c) hereof.

(t)	“Hazardous Substances” means all hazardous wastes, hazardous substances, extremely hazardous substances, hazardous constituents, hazardous materials and toxic substances that are regulated under any applicable governmental laws, statutes, codes, ordinances, rules, regulations, orders, judgments and decrees, amendments to any of the foregoing and rules and regulations promulgated thereunder, including without limitation common law, pertaining to human health, safety, welfare and/or the environment, whether solids, liquids or gases, including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., (ii) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 U.S.C. § 5101 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., (vii) any so-called “superfund” or “superlien” law, and any substances or materials (a) containing gasoline, oil, diesel fuel or other petroleum products and by-products, (b) containing polychlorinated biphenyls (PCBs), (c) containing asbestos (friable and non-friable), (d) which is radioactive, and/or (e) the presence of which requires investigation or remediation by any federal, state or local authority.

(u)	“Improvements” has the meaning ascribed to such term in the definition of Property.

(v)	“Independent Consideration” shall have the meaning assigned thereto in Section 4(c) hereof.

(w)	“Initial Earnest Money” shall have the meaning ascribed to such term in Section 1 hereof.

(x)	“Intangible Property” has the meaning ascribed to such term in the definition of Property.

(y)	“Lease” or “Leases” shall mean, individually or collectively, as the context may require, all written leases, licenses, rental agreements and other occupancy agreements by and between Seller and tenants or other Persons occupying all or any portion of the Real Property, exclusive of access or similar agreements for utilities or other service providers.

(z)	“Mandatory Cure Lien” has the meaning ascribed to such term in Section 6(a) hereof.

(aa)	“Material Contracts” shall mean all contracts other than those contracts that are either (i) terminable as of right and without cause on thirty (30) days’ or less notice without cost or penalty or (ii) do not require the payment by, or on behalf of, Seller of more than $10,000 with respect to the Property in any calendar year.

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(bb)	“Monetary Encumbrance” has the meaning ascribed to such term in Section 6(a) hereof.

(cc)	“New Exception” has the meaning ascribed to such term in Section 6(a) hereof.

(dd)	“New Exception Review Period” has the meaning ascribed to such term in Section 6(a) hereof.

(ee)	“Objections” has the meaning ascribed to such term in Section 6(a) hereof.

(ff)	“Permitted Exceptions” shall mean all of the following: (i) intentionally omitted, (ii) liens for current real estate taxes and special assessments which are not yet due and payable or are being contested in good faith, (iii) intentionally omitted, (iv) intentionally omitted, (v) subject to the adjustments provided for herein, any utility service, installation, connection or maintenance charge accruing after Closing and charges for sewer, water, electricity, telephone, cable television or gas accruing after Closing, (vi) any title exception which is (x) approved, waived or deemed approved or waived by Buyer pursuant to Section 6(a) or otherwise cannot be objected to by Buyer under Section 6(a) or (y) created in accordance with the provisions of this Agreement, (vii) intentionally omitted, (viii) any exceptions caused or permitted by Buyer or its Affiliate or any of their agents, representatives or employees, (ix) such other exceptions as the Title Insurer shall commit to insure over without any additional cost or liability to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or made pursuant to an endorsement to the title policy, and (x) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental authority. For avoidance of doubt, Permitted Exceptions shall not include the “standard” exceptions (including, without limitation, exceptions for parties in possession, mechanics or materialsmen’s liens, matters that a survey would show (subject to the Survey)) or any exception for the “gap”.

(gg)	“Personalty” has the meaning ascribed to such term in the definition of Property.

(hh)	“Post-Effective Date Voluntary Encumbrance” has the meaning ascribed to such term in Section 6(a) hereof.

(ii)	“Property” shall mean, individually or collectively, as the context may require, other than Excluded Assets, (a) the real property located at [***], Nashville, Tennessee, being more particularly described on Exhibit A, attached hereto and incorporated herein by this reference (the “Real Property”), together with all buildings, facilities and other improvements located thereon (collectively, the “Improvements”); (b) all right, title and interest of Seller in all machinery, furniture, equipment and items of personal property of Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements, if any (collectively, the “Personalty”); (c) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (d) all right, title and interest of Seller in and to any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements (the “Intangible Property”).

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(jj)	“Purchase Price” shall have the meaning ascribed to such term in Section 1 hereof.

(kk)	“Real Property” has the meaning ascribed to such term in the definition of Property.

(ll)	“Seller Releasees” has the meaning ascribed to such term in Section 18 hereof. (mm) “Seller’s Broker” shall mean [***], acting as Seller’s agent.

(nn)	“Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

[***]

[***]

[***]

[***]

[***]

and

[***]

[***]

[***]

[***]

[***]

and

[***]

[***]

[***]

[***]

[***]

With a copy to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attn: Andrew Small

Email: andrew.small@kirkland.com

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(oo)	“Survey” shall mean that certain ALTA/NSPS land title survey of the Property to be prepared by Ragan Smith Associates or other surveyor licensed in the State of Tennessee and selected by and approved by Buyer pursuant to the terms and conditions hereof.

(pp)	“Survival Period” has the meaning ascribed to such term in Section 15(c) hereof.

(qq)	“Taxes” shall mean all ad valorem real estate taxes and assessments assessed by any governmental authority against the Real Property and Improvements.

(rr)	“Threshold Amount” has the meaning ascribed to such term in Section 15(c) hereof.

(ss)	“Title Insurer” shall mean Stewart Title Guaranty Company, at its offices at One Washington Mall, 14th Floor, Boston MA 02108, Attention Jeffrey W. O’Connell (Telephone: 617-933-2423; Email: joconnel@stewart.com), with a copy to Lexington National Land Services, 420 Lexington Avenue, Suite 1820, New York, NY 10170, Attention: Allison Luskoff, Esq. (Telephone: 646-783-6015; Email: aluskoff@lexnls.com) and Eric Seal (Telephone: 646-237-0821; E-mail: eseal@lexnls.com).

(tt)	“Title Policy” has the meaning ascribed to such term in Section 10(c) hereof.

(uu)	“Title Report” shall mean that certain title insurance commitment issued by Title Insurer for an ALTA Owner’s Extended Coverage Policy of Title Insurance (Form 2006) that shows the status of title to the Property, Commitment Number [***], as same may be revised and updated upon the request of Buyer as provided herein.

Section 3. Sale of Property and Exclusion of Assets.

(a)	Sale of Property. Subject to the terms of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, the Property for the Purchase Price (subject to the adjustments, prorations and credits provided for in this Agreement). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BUYER’S AND SELLER’S OBLIGATIONS UNDER THIS AGREEMENT (subject to such adjournments of the Closing Date as are expressly permitted by this Agreement).

(b)	Exclusion of Assets. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the assets to be sold to Buyer (collectively, the “Excluded Assets”):

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(1)	Cash. All cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership, operation or management of the Property;

(2)	Third Party Property. Any fixtures, personal property, equipment, artwork, trademarks or other intellectual property or other assets which are (A) owned or leased by (x) the supplier or vendor under any Contract or (y) Seller’s property manager of the Property or (B) leased by Seller;

(3)	Intentionally omitted.

(4)	Claims Against Former Tenants. Any claims or proceeds arising out of or relating to claims of Seller against any other former tenants or occupants of any portion of the Property.

(5)	Additional Reserved Seller Assets. Any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the Closing, any software, the names [***] and any derivations thereof, and any trademarks, service marks, trade names, brand marks, brand names, domain names, social media identifiers or sites (including, but not limited to, Facebook, Instagram, Twitter or Snapchat) trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any governmental authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property, and any other intangible property that is not used exclusively in connection with the Property.

(c)	This Agreement is intended to be a single unitary agreement. Seller is required to sell all of the Property to Buyer pursuant to the terms and provisions of this Agreement, and Buyer is required to purchase all of the Property from Seller pursuant to the terms and provisions of this Agreement.

(d)	At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Property by Deed, bill of sale and assignment, subject only to the Permitted Exceptions.

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Section 4. Payment of Purchase Price.

(a)	Purchase Price. Buyer shall pay the Purchase Price to Seller in accordance with all the terms and conditions of this Agreement.

(b)	Earnest Money. The Initial Earnest Money shall be delivered to Escrow Agent within five (5) Business Days after the execution and delivery to both parties of this Agreement. To the extent the Closing Extension Amount is deposited with the Escrow Agent pursuant to the terms of this Agreement, the Closing Extension Amount shall be deemed part of the Earnest Money. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed or disbursed as agreed upon in accordance with the terms of this Agreement. After the Examination Period, the Earnest Money shall be non-refundable to Buyer except as expressly provided in this Agreement.

(c)	A portion of the Earnest Money deposited by Buyer pursuant to Section 4(b) in the amount of ONE HUNDRED DOLLARS ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Buyer. Seller and Buyer hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Buyer’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing or the termination of this Agreement, the Independent Consideration shall be paid to Seller.

Section 5. Proration of Income and Expenses and Payment of Costs and Recording Fees.

(a)	Proration of Income and Expenses. Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer on a cash basis as of 12:01 A.M. on the Closing Date, based upon a 365-day year, with Buyer being deemed to be the owner of the Property during the entire day of the Closing Date and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property on or after Closing Date and the net amount thereof under this Section 5 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing (all such operating expenses of the Property accruing before the Closing Date being the obligation of Seller):

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(i)	[Intentionally Omitted].

(ii)	Taxes. All real estate and personal property taxes and assessments with respect to the Property for the current year shall be prorated on a cash basis between Seller and Buyer as of the Closing Date, with the maximum discount allowed by applicable law (on the basis of the actual number of days elapsed over the applicable period). Seller shall pay any outstanding taxes for years prior to the year in which Closing occurs, and any rollback taxes. Otherwise, in no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property contemplated by this Agreement, any change in use of the Property on or after the Closing Date, or any improvements made or leases entered into on or after the Closing Date. If Closing shall occur before the actual taxes payable during the year in which Closing occurs are known, the apportionment of taxes shall be upon the greater of (i) the basis of taxes for the Property payable during the immediately preceding tax year, or (ii) the 2021 reappraised value at the applicable tax rate for the year in which Closing occurs; provided, however, that, if the taxes payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year or such reappraised value at the applicable tax rate, Seller and Buyer shall promptly (but no later than December 31 of the year of the Closing) adjust the proration of such taxes, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment. Seller and Buyer acknowledge that 2021 is a reappraisal year in [***], Tennessee. This subsection shall survive the Closing until December 31 of the year of Closing.

(iii)	Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any, shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Property, Seller agrees that it shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto. This provision shall survive Closing.

(iv)	Utility Charges. Buyer shall transfer all utilities at the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date; provided that if any such deposit is transferred to Buyer at Closing, Seller shall receive a credit at Closing in the amount of the deposit so transferred. Seller shall have the right to terminate any utilities in its name as of two (2) business days after the Closing.

(v)	Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, or other income-producing agreements shall be adjusted and prorated between Buyer and Seller as of the Closing. Any agreements relating thereto shall be terminated by Seller prior to Closing unless accepted by Buyer in writing prior to the expiration of the Examination Period. This provision shall survive Closing.

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(vi)	Miscellaneous. If applicable, all owner’s association or similar fees and assessments due and payable with respect to the Property with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Seller and Buyer during such year. This provision shall survive Closing.

(b)	[Intentionally Omitted].

(c)	[Intentionally Omitted].

(d)	Re-Adjustment. In the event any prorations or apportionments made under this Section 5 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed within six (6) months after Closing (subject to extension solely as necessary due to the unavailability of final information but in no event to exceed one (1) year after Closing). The obligations of Seller and Buyer under this Section 5(a) shall survive the Closing.

(e)	Transaction Costs. Buyer and Seller agree to comply with all real estate transfer and recordation tax laws applicable to the sale of the Property. At Closing, Seller shall pay or cause to be paid (i) one-half (1/2) of all escrow charges and (ii) the transaction costs allocated to Seller on Schedule 5(e). At Closing, Buyer shall pay
(i)	one-half (1/2) of all escrow charges, (ii) all fees, costs or expenses in connection with Buyer’s due diligence reviews and analyses hereunder, (iii) the cost of any update or recertification of the Survey and (iv) the transaction costs allocated to Buyer on Schedule 5(e). Any other transaction costs shall be paid by Buyer and Seller, as applicable, in accordance with local custom for the Property. Seller and Buyer shall pay their respective shares of prorations as hereinafter provided. Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.

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Section 6. Examination of Property. Seller and Buyer hereby agree as follows:

(a)	Title Examination. Buyer shall furnish to Seller no later than eight (8) Business Days prior to the expiration of the Examination Period a written statement specifying any defects in title, or any other matter that would be disclosed by a current, accurate survey of the Real Property and Improvements, including, without limitation, the Survey (the “Objections”), and any such defect that Buyer fails to timely raise as an Objection shall be conclusively deemed waived by Buyer. Seller shall notify Buyer within three (3) Business Days after receipt of the Objections whether Seller will cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by written notice given to Seller and Title Insurer prior to the expiration of the Examination Period, either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Earnest Money (the “Initial Title Termination Right”). If Buyer fails to elect to terminate this Agreement by written notice given to Seller prior to the expiration of the Examination Period, then Buyer shall be conclusively deemed to have elected to waive the Objections and close title in accordance with this Agreement. If Buyer elects to terminate this Agreement by written notice given to Seller prior to the expiration of the Examination Period, the Earnest Money shall be returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void except the indemnifications and other matters deemed to survive the termination of this Agreement. If Buyer fails to deliver the Objections to Seller prior to the expiration of the Examination Period, as same may be extended as permitted in this Agreement, then Buyer shall be deemed to have waived its right to object to any defect set forth in the aforesaid Title Report and Survey (or any other matter that would be disclosed by a current, accurate survey of the Real Property and Improvements). If at any time after the expiration of the Examination Period, any update to a Title Report discloses any additional item which was not disclosed on any version of or update to a Title Report delivered to Buyer during the Examination Period and has a material adverse effect on the ownership, use or operation of the Property (the “New Exception”), Buyer shall have a period of five (5) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Buyer’s approval or disapproval of the New Exception. Seller shall not voluntarily file or record any New Exception without the prior express written consent of Buyer. Otherwise, if Buyer disapproves of the New Exception, Seller may, in its sole discretion, notify Buyer as to whether it is willing to cure the New Exception. If Seller fails to deliver a notice to Buyer within three (3) Business Days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Buyer is dissatisfied with Seller’s response, or lack thereof, Buyer may, as its exclusive remedy, elect either: (a) terminate this Agreement by notice given to Seller within five (5) Business Days after Seller’s three (3) Business Day notice period noted above, the Earnest Money shall be returned to Buyer and, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void, except for the indemnifications and obligations expressly surviving the termination of this Agreement or Closing, or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement without any reduction in the Purchase Price, in which event such New Exception shall be a Permitted Exception. If Buyer fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within five (5) Business Days after the expiration of the New Exception Review Period, Buyer shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception. Notwithstanding the foregoing, Seller shall be obligated at Closing to cause the release or discharge of (i) any lien encumbering the Property and voluntarily created by Seller that is not a Permitted Exception that may be removed by the payment of a sum of money (each, a “Monetary Encumbrance”), and (ii) any title exceptions (other than Permitted Exceptions) affecting the Property that are knowingly and intentionally created by Seller through the execution by Seller of one or more instruments creating, granting or consenting to such title exceptions created by Seller on or after the Effective Date (each, a “Post-Effective Date Voluntary Encumbrance” and, together with a Monetary Encumbrance, each a “Mandatory Cure Lien”). In the event such Mandatory Cure Lien is bonded over by Seller or others in a manner that is insured under the Title Policy at or prior to the Closing or if Seller escrows sufficient funds with the Title Insurer or provides an indemnity acceptable to the Title Insurer such that it is omitted from the Title Policy (or is otherwise affirmatively insured over by the Title Insurer), then Seller shall be deemed to have satisfied the provisions of this sentence. The parties acknowledge and agree that, if Seller has not otherwise paid any such Mandatory Cure Lien prior to Closing, Escrow Agent shall apply all or any portion of Seller’s net proceeds from the Purchase Price to cause the release of any Post-Effective Date Voluntary Encumbrance or any Monetary Encumbrance, as applicable. Except as expressly set forth in this Section 6(a), nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefore, or shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey its fee simple absolute title and interest in the Property subject only to the Permitted Exceptions.

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(b)	Due Diligence. Seller and [***], a Tennessee corporation Affiliated with Buyer are parties to that certain Access Agreement dated May 3, 2021, as amended on the date hereof (the “Access Agreement”). Seller and Buyer agree to execute and deliver the amendment to the Access Agreement on or before the date hereof. The Access Agreement has been or will be assigned by [***] to Buyer and Seller has consented to such assignment. Section 4 of Access Agreement is amended by deleting said Section and inserting the following in its stead: “4. Term. This Access Agreement shall terminate at Closing or the earlier termination of this Agreement (the “Termination Date”).” In the event of a conflict between the terms and conditions of the Access Agreement and this Agreement, this Agreement shall prevail.

Buyer shall have the right to apply for or seek any necessary or desirable federal, state, county or city permits, approvals, licenses or other authorizations or approvals in connection with the Property (including, but not limited to, those related to variances, subdivision maps, lot line adjustments, site plans, and conditional letter of map revisions (together, the “Approvals”) and Seller will not unreasonably withhold, condition or delay its approval to any of the foregoing if Seller’s approval is required; provided, that, in no event, shall any Approval be effective unless and until the Closing shall have occurred. For the avoidance of doubt, in no event shall the granting of any Approval be a condition precedent to Buyer’s obligations to the Closing, and Buyer shall satisfy itself as to the availability of any required Approvals prior to the expiration of the Examination Period.

(c)	Termination Right. Notwithstanding any other provision contained in this Agreement, Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Examination Period, as same may be extended as permitted hereunder. In either event (i) this Agreement shall become null and void (except as to the indemnifications and provisions expressly deemed to survive the termination of this Agreement), Buyer shall receive a refund of the Earnest Money, and (iii) all rights, liabilities and obligations of the parties under this Agreement shall expire, except as to indemnifications and otherwise set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Examination Period to the extent the Examination Date was extended pursuant to this Section 6(c), Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(c). Buyer hereby agrees that in the event Buyer does not terminate this Agreement pursuant to this Section 6(c), the same shall constitute an acknowledgment that Seller has given Buyer every opportunity to consider, inspect and review to its satisfaction the physical, environmental, economic and legal condition of the Property and all files and information in Seller’s possession that Buyer deems material to the purchase of the Property.

(d)	Intentionally Omitted.

(e)	Violations. Buyer agrees to purchase Seller’s interest in the Property subject to any and all violations and non-compliance of any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes) (including any open or expired building permits) individually or collectively, all such violations and non-compliance are hereinafter referred to as “Violations”) or any condition or state of repair or disrepair or other matter or thing, whether noted or not noted, which, if noted, would result in any Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property, in each case without any abatement of or credit against the Purchase Price.

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Section 7. Earnest Money Disbursement.

The Earnest Money shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer at Buyer’s sole cost and expense, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Buyer with confirmation of the investments made. All interest accruing on the Earnest Money shall be and belong to Buyer, regardless whether this Agreement is terminated or if the transactions contemplated herein close.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Earnest Money to Seller upon the Closing as set forth on the settlement statement for the Closing. Except as to Buyer’s rights to a refund of the Earnest Money as provided in the Initial Title Termination Right or Section 6(c) and subject to the provisions of Section 15 as to notice and opportunity to cure, if for any other reason the Closing does not occur, the Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor (the “Demand”) from such party upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of the Demand within one (1) Business Day after receipt of the Demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice by Escrow Agent, the Escrow Agent is hereby authorized to make the payment set forth in the Demand. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. The Escrow Agent may interplead the Earnest Money in any action filed by either party or the Escrow Agent in connection with this Agreement. Nothing contained herein shall affect the Buyer’s rights to an immediate refund of the Earnest Money with respect to the Initial Title Termination Right or as provided in Sections 6(c), Escrow Agent shall act as instructed by Buyer without regard to any objection from Seller in such events.

(c)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its grossly negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving gross negligence on the part of the Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 7.

Section 8. Seller’s Representations. Subject to the information disclosed in the Asset File and Buyer’s Knowledge, Seller represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:

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(a)	Organization and Authorization. Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power and authority to execute and deliver this Agreement, the Deed, and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Seller have been duly authorized by all requisite corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms.

(b)	No Conflicts. Neither the execution and delivery of this Agreement, the Deed, and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any judgment, order or decree of any court or governmental instrumentality of any nature or any contract or agreement by which Seller or, to Seller’s knowledge, to which the Property is bound;

(c)	FIRPTA. Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;

(d)	Litigation. Except as listed in Schedule 8(d) attached hereto, Seller has not received any written notice of any current or pending material litigation not covered by insurance against Seller or the Property and Seller does not have any knowledge of any pending material litigation not covered by insurance against Seller or the Property. To Seller’s knowledge, Seller has not received written notice of any governmental investigations, actions or proceedings involving the Property;

(e)	Violations. Except for violations cured or remedied on or before the date hereof and except as listed in Schedule 8(e) attached hereto, to Seller’s knowledge, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any Violation of any law, regulation, order, permit or requirement applicable to the Property;

(f)	Proceedings. There are currently no proceedings initiated by Seller pending to correct or reduce the assessed valuation of the Property;

(g)	Contracts; Leases. Seller is not a party to, has not assumed, and, to Seller’s knowledge, the Property is not subject to any Contract or Lease;

(h)	Condemnation. Seller has no knowledge of any pending or threatened condemnation proceedings affecting the Property and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Property;

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(i)	Bankruptcy. Seller (A) has not filed or threatened to file any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (B) has not been adjudicated as bankrupt or insolvent, or (C) has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors;

(j)	OFAC. Neither Seller nor, to Seller’s knowledge, any of its Affiliates, subsidiaries, officers, directors, employees or agents, (1) is the target of any economic sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of State, or any other applicable economic sanctions authority (collectively, “Sanctions”); or (2) is acting directly or indirectly on behalf of, or is knowingly providing assistance, support, sponsorship, or services of any kind to, terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any Government Lists. “Government List” shall mean any of (i) the Denied Persons List and the Entities List maintained by the United States Department of Commerce, (ii) the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List maintained by OFAC, and (iii) the Foreign Terrorist Organizations List and Debarred Parties List maintained by the United States Department of State. “Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question;

(k)	Permits. Seller has no knowledge of a pending or threatened action to revoke or suspend any zoning, permits, licenses or other governmental approvals affecting the Property; and

(l)	Roads/Setbacks. To Seller’s knowledge, Seller has received no notice of any actual or proposed change in any setbacks, roads, streets, sidewalks, floodways or other elements affecting the Property.

Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the knowledge of [***]; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of any such individual, on account of any breach of any representation or warranty made by Seller herein. Notwithstanding anything contained herein to the contrary, Seller’s representations and warranties made herein shall be deemed modified to reflect any change in circumstances first arising after the Effective Date that is not occurring as a result of a breach of this Agreement by Seller and that is disclosed to Buyer in writing within three (3) Business Day after Seller has knowledge of such change in circumstance.

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If, on or before the Closing, Seller should gain “knowledge” of any fact or circumstance which renders a representation or warranty of Seller set forth herein incorrect or untrue in any material respect, then Seller shall promptly (within three (3) Business Days) after Seller gains such knowledge give written notice thereof to the Buyer.

Notwithstanding the foregoing, (i) if Buyer has Buyer’s Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to the Expiration of the Examination Period, and Buyer fails to terminate this Agreement pursuant to Section 6(c) prior to the expiration of the Examination Period, such representation or warranty by Seller shall be deemed to have been modified to reflect the relevant information of which Buyer has Buyer’s Knowledge and Buyer shall not be permitted to claim a failure of a condition precedent pursuant to Section 10(d) or make a claim following Closing for a breach by Seller of such representation or warranty with respect thereto and/or (ii) if Buyer has Buyer’s Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing and the Closing nevertheless occurs, such representation or warranty by Seller shall be deemed to have been modified to reflect the relevant information of which Buyer has Buyer’s Knowledge and Buyer shall not be permitted to make a claim following Closing for a breach by Seller of such representation or warranty to such extent.

Section 9. Buyer’s Representations. Buyer represents and warrants to Seller as follows:

(a)	Organization and Authorization. Buyer is duly formed, validly existing and in good standing under the laws of its state of organization, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.

(b)	No Conflicts. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

(c)	Bankruptcy. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law.

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(d)	OFAC. Neither Buyer nor, to Buyer’s knowledge, any of its subsidiaries, officers, directors, employees or agents, (1) is the target of any Sanctions; or (2) is acting directly or indirectly on behalf of, or is knowingly providing assistance, support, sponsorship, or services of any kind to, terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any Government Lists.

Section 10. Conditions to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to the satisfaction (or waiver by Buyer) of the following conditions precedent on and as of the Closing Date:

(a)	Seller shall deliver to Buyer or Title Insurer on or before the Closing Date the items set forth in Section 14;

(b)	Buyer shall receive from the Title Insurer an ALTA owner’s extended coverage title insurance policy (or a “marked up” Title Report that irrevocably and unconditionally commits the Title Insurer to issue the Title Policy) issued pursuant to the Title Report, in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring title in fee simple to the Real Property, insuring fee simple absolute estate in the Real Property, subject only to the Permitted Exceptions (the “Title Policy”). For avoidance of doubt, the Title Policy should not include, as an exception to title [***];

(c)	The representations and warranties of Seller contained in this Agreement shall have been true in all material respects (materiality to be considered with respect to the transactions contemplated hereunder in the aggregate) when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date). Notwithstanding anything to the contrary set forth herein, in the event that a material breach of a representation or warranty by Seller has occurred and to the extent that Seller and Buyer agree that such breach is curable with the payment of monetary funds, Seller shall have the option (but not the obligation) to cure such misrepresentation or warranty by providing a credit in favor of Buyer to the Purchase Price;

(d)	Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing; and

(e)	No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the transfer of the Property.

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If all of the above conditions have not been satisfied or waived in writing by Buyer on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement, and, upon such termination, the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein; provided, that, notwithstanding the foregoing, upon the occurrence of any of the events set forth in subsection (e) above, Buyer and Seller shall delay Closing for up to one-hundred-eighty (180) days and shall work in good faith to resolve such matter in a manner reasonably satisfactory to Seller and Buyer so that Closing may occur. In the event a resolution cannot be achieved during such time period, either Buyer or Seller may terminate this Agreement, in which event Buyer shall receive a refund of the Earnest Money, and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If the failure of any condition precedent to Buyer’s obligations set forth in this Section 10 arises as a result of a default by Seller under this Agreement, Buyer shall have the remedies available to Buyer in Section 15 unless otherwise provided in this Agreement. Notwithstanding anything contained herein to the contrary, (i) Seller shall have the right to adjourn the Closing Date (x) for up to three (3) additional ten (10) Business Day periods in the event that Seller is unable to satisfy the closing condition set forth in Section 10 hereof prior to the applicable Closing Date; provided that Seller exercises reasonable diligence in timely satisfying the closing conditions and advised Buyer of its efforts, progress and expected timing in achieving same.

The occurrence of the Closing shall constitute conclusive evidence that Buyer has waived any conditions which are not satisfied as of the Closing.

Section 11. Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to the satisfaction (or waiver by Seller) of the following conditions precedent on and as of the Closing Date:

(a)	Buyer shall deliver to Seller upon the Closing the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 5 hereof and as otherwise set forth in Section 14;

(b)	The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing;

(c)	No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the transfer of the Property; provided, in no event shall Seller being excused from failing to sell the Property to Buyer in accordance with the requirements of this Agreement due to any such order, injunction, statute, rule, regulation or executive order arising from any default, act or omission of Seller in the performance of its obligations hereunder.

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If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and, subject to the following sentence, upon such termination the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein; provided, that, notwithstanding the foregoing, upon the occurrence of any of the events set forth in subsection (c) above, Buyer and Seller shall delay Closing for up to one-hundred-eighty (180) days and shall work in good faith to resolve such matter in a manner reasonably satisfactory to Seller and Buyer so that Closing may occur. In the event a resolution cannot be achieved during such time period, either Buyer or Seller may terminate this Agreement, in which event Buyer shall receive a refund of the Earnest Money, and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If the failure of any condition precedent to Seller’s obligations set forth in this Section 11 arises as a result of a default by Buyer under this Agreement, the Earnest Money shall not be refunded to Buyer and Seller shall have the remedies available to Seller in Section 15(a) unless otherwise provided in this Agreement.

Section 12. Seller Covenants. Seller agrees that it: (a) shall continue to operate the Property in substantially the same manner in which Seller has previously operated the Property (except that Seller shall not be required (A) to cure, remove or close out any Violations; or (B) to make any capital improvements or replacements to the Property); or (b) shall not, without Buyer’s prior written consent: (i) enter into a Lease and/or (ii) enter into any third party contracts, equipment leases or other material agreements affecting the Property; provided that Seller may enter into any such contracts without Buyer’s consent if such contract (x) is necessary as a result of an emergency at the Property, or (y) is not a Material Contract and is entered into in the course of customary maintenance, repairs or operation at the Property; and, in either case, so long as (i) Seller provides written notice to Buyer of any such contract, including a true and complete copy thereof, and (ii) such contract is fully paid and terminated prior to Closing. Seller shall promptly inform Buyer in writing of (i) the receipt a written notice from any applicable governmental authority having jurisdiction of any purported violation of law or other Violation with respect to the Property and/or (ii) Seller’s discovery of any condemnation or non-de minimus casualty (being a casualty loss of $10,000 or more) with respect to the Property. Through the Closing, Seller shall maintain the insurance it has in place with respect to the Property.

Section 13. [Intentionally Omitted].

Section 14. Closing. The Closing shall occur on the Closing Date and shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, application of the Earnest Money to the Purchase Price and delivery by Buyer to Seller of the balance of the Purchase Price, subject to adjustment of such amounts in accordance with the terms of this Agreement. Seller shall deliver to Buyer at Closing the following executed documents with respect to the Property:

(a)	a special warranty deed in the form attached hereto as Exhibit B from Seller to Buyer conveying insurable fee simple title to the Real Property to Buyer subject only to the Permitted Exceptions (the “SWDeed”). If the description of the boundaries of the Real Property set forth on the Survey is different from the description of such boundaries contained in this Agreement and/or in the deed(s) in to Seller, Seller shall also execute a quitclaim deed conveying the Real Property to Buyer pursuant to the legal description set forth on the Survey (the “QCDeed”; the SWDeed and the QCDeed are sometimes referred to collectively as the “Deed”);

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(b)	a Bill of Sale in the form of Exhibit C attached hereto from Seller to Buyer conveying the Personalty and Intangible Property to Buyer;

(c)	an Assignment and Assumption of Permits, Licenses and Warranties in the form of Exhibit D attached hereto from Seller to Buyer;

(d)	a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(e)	all transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the Deed;

(f)	to the extent required by the Title Insurer good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by the Title Insurer;

(g)	a FIRPTA Affidavit in form of Exhibit E attached hereto; and

(h)	a customary owner’s affidavit, executed by Seller in the form of Exhibit F.

At Closing, the Earnest Money shall be delivered to the Seller and applied against the Purchase Price through debits and credits on the settlement statement, and the Buyer shall deliver the balance of the Purchase Price (subject to the adjustments as specifically provided hereunder) to Escrow Agent and shall execute (as applicable) and deliver execution counterparts of the closing documents or other closing deliveries referenced or required in clauses (b), (c), (d), (e), and (f) above. The Closing shall be held through a customary escrow arrangement between the parties and the Title Insurer, or such other place or manner as the parties hereto may mutually agree. Notwithstanding any provision contained herein to the contrary, Buyer shall have the one-time right to extend the original Closing Date for one thirty (30) day period by (A) providing written notice of such extension to Seller at least three (3) days prior to the original Closing Date and (B) depositing the Closing Extension Amount with Escrow Agent prior to the original Closing Date.

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Section 15. Default; Breach of Representation

(a)	In the event that Buyer (i) shall have made any representation or warranty herein which shall be untrue or misleading in any material respect as of the Closing Date and such untrue representation or warranty of Buyer prevents Buyer from purchasing the Property, or (ii) defaults in any of its material obligations undertaken in this Agreement, in either case after fifteen (15) days’ written notice and opportunity to cure (provided that there shall be no notice or cure period with respect to any obligations to be completed on or by the Closing Date), Seller shall be entitled, as its sole and exclusive remedies, to either: (i) if Buyer is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except for those indemnifications and provisions hereof which by their terms expressly survive the termination of this Agreement. Seller and Buyer agree that it is difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer’s failure to close the purchase of the Property, and the parties have agreed that the amount of the Earnest Money represents a reasonable estimate of such loss and is intended as a liquidated damages provision; provided, however, that the foregoing shall not limit Buyer’s obligation to pay to Seller reasonable attorney’s fees and court costs of Seller to enforce the provision of this Section 15.

(b)	In the event that Seller (i) shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or (ii) defaults in any of its material obligations undertaken in this Agreement, in either case after fifteen (15) days’ written notice and opportunity to cure (provided that there shall be no notice or cure period with respect to any obligations to be completed on or by the Closing Date), Buyer may, either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may in its sole discretion elect to either (i) terminate this Agreement and direct Escrow Agent to return the Earnest Money to Buyer, which return shall operate to terminate this Agreement and Seller shall reimburse Buyer for all of its expenses with respect to the acquisition of the Property, including reasonable attorneys’ fees in connection with the negotiation, drafting and/or enforcement of this Agreement; provided that such reimbursement shall not exceed $75,000.00, or (ii) to enforce specific performance of Seller’s obligations to close and deliver the Deeds and other closing documents, at Seller’s expense, including attorneys’ fees, in an amount not exceeding $75,000.00; provided that such specific enforcement action must be initiated no later than sixty (60) days following the required Closing Date.

(c)	All representations and warranties in this Agreement shall be deemed to have been made as of the Effective Date and the Closing Date and shall survive the Closing for a period of nine (9) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation or warranty contained herein shall not merge with the deed delivered at the Closing but shall survive the Closing for the Survival Period and before the expiration thereof the party claiming a breach must have filed an action in a court of competent jurisdiction, and any warranty and representation not specified in such action shall expire upon the expiration of the Survival Period. Seller and Buyer agree that, following the Closing, subject to the terms of Section 15 hereof, each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations or warranties expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller or Buyer for all such breaches and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed two percent (2%) of the Purchase Price (the “Claim Cap”) (ii) such representations and warranties are personal to Seller and Buyer and may not otherwise be assigned to or enforced by any other Person, other than to an assignee of Buyer in accordance with Section 22 hereof. Buyer and Seller further agree that, following the Closing, no claim may or shall be made against the other for any alleged breach of any representations or warranties made by the other party under or relating to this Agreement unless the amount of such claim or claims, in the aggregate, exceeds Fifty THOUSAND AND no/100 Dollars ($50,000.00) (the “Threshold Amount”) (in which event the amount of such valid claims against Seller or Buyer, as applicable, in excess of the Threshold Amount shall be actionable up to, but not in excess of, the Claim Cap).

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(d)	In the event that either party becomes aware of any claim or demand under this Section 15 for which the other party may have liability to such party hereunder (a “Claim”), such party shall promptly, but in no event more than thirty (30) days following such party’s having become aware of such Claim (subject in all cases to the provisions of Section 8), notify the other party in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. Notwithstanding the foregoing, in no event shall Seller, Buyer, or any of their Affiliates be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against the other party. The provisions of this Section 15(d) shall survive the Closing or termination of this Agreement.

Section 16. Condemnation/Casualty. Prior to Closing, Seller shall bear the entire risk of loss or damage to the Property. In the event all or any portion of the Property is condemned or taken (or notice of any condemnation or taking is issued) so that, any material taking, which shall mean a taking of more than five percent (5%) of the Real Property, or any taking of actual or proposed curbcuts, access or parking that would materially and adversely affect Buyer’s ability to develop the Property pursuant to Exhibit G then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within five (5) Business Days after Buyer’s receipt of notice of such condemnation or taking or damage, upon which termination the Earnest Money shall be returned to Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as to indemnifications and provisions expressly surviving termination of this Agreement or otherwise set forth herein. With respect to any condemnation or taking, if Buyer does not elect to cancel this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. Seller shall promptly provide notice to Buyer of any actual or threatened condemnation, taking or eminent domain action or any written notice received with respect thereto). Seller shall not reach a settlement or agreement related to any taking of all or any portion of the Property by condemnation or eminent domain, unless Buyer consents to the settlement or agreement, in writing. Unless this Agreement is terminated pursuant to this section and notwithstanding anything to the contrary contained herein, Seller shall transfer to Buyer, at the Closing, all amounts paid or payable on account of any taking of the Property by condemnation or eminent domain occurring between the Effective Date and the Closing, provided if such transfer would impair recovery, the Purchase Price shall be reduced by the amount of the such condemnation awards and Seller shall retain the same. With respect to a casualty that occurs after the Effective Date and prior to the Closing, Buyer shall have no right to terminate this Agreement as a result thereof, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering the Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing), and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

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Section 17. Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification, amendment, alteration, change, supplement or rescission of this Agreement shall be binding unless in writing and signed by all parties hereto; provided, however, that the signature of the Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Section 7 hereof. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 18. Special Provisions re Environmental; No Representations or Warranties.

Except as expressly set forth in this Agreement, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by any Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of such Seller as to (i) the environmental or physical condition or state of repair of the Property; (ii) the compliance or non- compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos, harmful, hazardous or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement.

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Except with respect to matters relating to breaches of Seller’s representations and warranties contained in Section 8 (subject to the rights and limitations contained herein) and as to Seller’s obligations hereunder, Buyer waives its right to recover from, and forever releases and discharges Seller and Seller’s Affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents (collectively, including Seller, the “Seller Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the environmental or physical condition of the Property or arising from any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq., or their state counterparts). Without limiting and except as provided in the foregoing, Buyer, upon Closing, shall be deemed to have waived, relinquished and released the Seller Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, environmental conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 18, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and except as aforesaid, Buyer hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. Without limiting the foregoing, Buyer agrees that should any investigation, cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the Closing Date, such investigation, clean-up, removal or remediation shall not be the responsibility of Seller and Buyer hereby waives any and all rights against Seller in respect thereof.

Section 19. Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered in person, (ii) five (5) Business Days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, (iii) delivery via electronic mail to the addresses set out in Section 2 with a duplicate sent in one of the other means provided herein, or (iv) one (1) Business day after deposit with a nationally recognized overnight courier, to the addresses set out in Section 2. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 5:00 p.m. central time on a Business Day, otherwise, such notice shall be deemed to have been given on the next succeeding Business Day. Any address or name specified in Section 2 may be changed by notice given to the addressee by the other party in accordance with this Section 19. The inability to deliver notice because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 20. Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located.

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Section 21. Broker’s Commissions. Buyer and Seller each hereby represent that, except for Seller’s Broker listed herein, and [***] who will be compensated by Buyer pursuant to separate agreement, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to Seller’s Broker in the amount due and payable to Seller’s Broker to be paid at the Closing pursuant to separate agreement. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Seller’s Broker). The representations, warranties and indemnity obligations contained in this Section shall survive the Closing or the earlier termination of this Agreement.

Section 22. Assignment. Buyer shall not assign its rights under this Agreement without Seller’s prior written consent; provided, however, that Buyer may assign its rights and obligations under this Agreement without the consent of Seller, provided and on the condition that: (i) Buyer shall have given Seller written notice of the assignment and the identity of the assignee at least five (5) Business Days prior to Closing; (ii) Buyer shall own a controlling interest in the assignee and (iii) such assignee shall have assumed Buyer’s obligations hereunder by a written instrument of assumption in form and substance reasonably satisfactory to Buyer. No assignment of this Agreement by Buyer shall relieve Buyer of any of its obligations hereunder.

Section 23. Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action.

Section 24. Jury Waiver. BUYER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF ANY PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER AND BUYER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY SELLER AND BUYER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

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Section 25. Tax Deferred Exchange. Buyer and Seller agree to cooperate with each other in effecting for the benefit of either party a tax deferred exchange pursuant to Section 1031 of the Code and similar provisions of applicable state law; provided that: (i) neither party shall be obligated to delay the Closing; and (ii) neither party shall be obligated to execute any note, contract, deed or other document, except a reasonable and customary acknowledgment of the other party’s assignment of its rights under this Agreement to a qualified intermediary, nor shall either party be obligated to take title to any property other than the Property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability arising or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party. The terms of this Section 25 shall survive the Closing and the transfer of title or termination of this Agreement.

Section 26. Confidentiality/No Public Disclosure.

(a)	[***], an affiliate of the proposed assignee of Buyer, entered into that certain Confidentiality Agreement dated March 9, 2021 and the provisions and terms thereof are incorporated herein by this reference as if entered into by Buyer. In any event, (i) Buyer may disclose the results of its inspections to its prospective lenders and investors so long as such party agrees keep such information confidential in accordance with the Confidentiality Agreement, (ii) Buyer may disclose such items to third parties that require the same to assist Buyer in its investigation of the Property and the Closing, including, without limitation, attorneys, accountants, contractors and engineers, so long as such party agrees keep such information confidential in accordance with the Confidentiality Agreement, (iii) Buyer may disclose such items to the extent necessary to obtain governmental permits, licenses and approvals in accordance with, and subject to the terms of Section 6(b), (iv) Buyer may disclose such items to the extent the same have been disclosed by a party other than Seller on a non-confidential basis or are available to the general public from a source that, to Buyer’s knowledge, is not in violation of a confidentiality agreement, (v) Buyer may disclose such items if its legal counsel advises that such disclosure is required under legal requirements, provided Buyer shall notify Seller, in writing, prior to making any such disclosure and shall give Seller a reasonable opportunity to prevent the same by appropriate legal proceedings, and (vi) Buyer may disclose such items in any litigation between Seller and Buyer to the extent the same are or may be relevant.

(b)	Neither Seller, Seller’s Broker, nor Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party and provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by Buyer disclose the identity of Seller’s direct or indirect beneficial owners by name or the consideration paid to Seller for the Property.

(e)	Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Seller’s or Buyer’s right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Seller or Buyer, respectively, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding, or that is considering holding, an interest (direct or indirect) in Seller or Buyer, respectively, and (c) to any broker/dealers in Seller’s or Buyer’s or any REIT’s broker/dealer network and any of the REIT’s or Seller’s or Buyer’s respective investors.

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(f)	The provisions of this Section 26 shall survive Closing or the termination of this Agreement.

Section 27. Exculpation. Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.

Likewise, notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement.

The provisions of this Section 27 shall survive the Closing or any termination of this Agreement.

Section 28. Survival. Except for the rights and obligations of Seller and Buyer which by their express terms shall survive, including, without limitation, Seller’s and Buyer’s representations and warranties, none of the rights and obligations of Buyer and Seller shall survive Closing or the termination of this Agreement.

Section 29. Computation of Time. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If any date or the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 2 hereof.

Section 30. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 31. Exclusive Dealing. Seller acknowledges that Buyer will need to perform significant due diligence prior to committing to acquire the Property, and that such due diligence will be both expensive and time consuming. In consideration of such time and expense, Seller agrees that it will not market the Property as being for sale, offer to sell the Property, negotiate a sale of the Property or contract to sell the Property to any other person or entity while this Agreement remains in effect.

Section 32. Non-waiver. No waiver of any provision of this Agreement shall be deemed to have been made unless it is expressed in writing and signed by the party charged with making the waiver. No delay or omission in the exercise of any right or remedy accruing upon a breach of this Agreement shall impair such right or remedy or be construed as a waiver of such breach. The waiver of any breach of this Agreement shall not be deemed to be a waiver of any other breach hereof.

Section 33. Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provisions of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

[***] LLC,
a Delaware limited liability company

By:

Name:	[***]

Title:	[***]

Date:

July 13, 2021

BUYER:
BELPOINTE PREP ACQUISITIONS, LLC,
a Connecticut limited liability company

By:
Brandon Lacoff

Its Authorized Signer

Date:	, 2021

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

[***] LLC,
a Delaware limited liability company

By:

Name:

Title:

Date:	_____________,2021

BUYER:

BELPOINTE PREP ACQUISITIONS, LLC,
a Connecticut limited liability company

By:	/s/ Brandon Lacoff
Brandon Lacoff

Its Authorized Signer

Date:	___________,2021